Exhibit 99.1

Park Sterling Corporation Announces
Record Operating Results for Fourth Quarter 2012

Charlotte, NC – February 8, 2013 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the fourth quarter of 2012.  Highlights at and for the three months ended December 31, 2012 include:

Highlights
•	Net income available to common shareholders of $1.3 million, or $0.03 per share
•	Net income available to common shareholders, excluding merger-related expenses, of $3.5 million, or $0.08 per share
•	Increase in net interest margin to 4.36% from 3.97% at September 30, 2012
•	Increase in net interest margin, excluding accelerated mark accretion, to 4.13% from 3.98% at September 30, 2012
•	Decrease in nonperforming loans to 1.31% of total loans from 2.45% at September 30, 2012
•	Decrease in nonperforming assets to 2.13% of total assets from 2.74% at September 30, 2012
•	Strong capitalization, with tangible common equity to tangible assets of 11.11%
•	Completed merger with Citizens South Banking Corporation on October 1, 2012

“Park Sterling’s fourth quarter marked the successful consummation of our merger with Citizens South and continued progress toward achieving our vision of creating a regional-sized community bank in the Carolinas and Virginia,” said James C. Cherry, Chief Executive Officer. “We reported record operating results, with adjusted net income available to common shareholders, which excludes merger-related expenses and gain on sale of securities, increasing 257% to $3.5 million, or $0.08 per share, for the three months ended December 31, 2012. Our metropolitan markets led the effort in generating $12.0 million in organic loan growth during the period, representing a 13% annualized growth rate. We also posted continued organic growth in both our mortgage banking and wealth management operations. In addition, we benefited from reaching our targeted $2.5 million in quarterly cost savings from the merger with Citizens South, and are now well positioned to invest future savings in new growth opportunities.

Asset quality continued to improve during the fourth quarter. While the absolute level of nonperforming loans increased as a result of the merger with Citizens South, this level decreased as a percentage of total loans from 2.45% at September 30, 2012 to 1.31% at December 31, 2012.  Nonperforming assets similarly increased on an absolute basis, but decreased as a percentage of total assets from 2.74% to 2.13%. Approximately 63% of Park Sterling’s loans now carry acquisition accounting related net fair market value adjustments, which we believe will help buffer future results against potential loan losses. The combination of our normal allowance and these loan marks represented 4.73% of total loans at year-end. Net charge-offs for the year represented a modest 0.18% of average loans, and we actually posted a small net recovery of 0.03% in the fourth quarter. We believe this mixture of good asset quality and sound reserve levels, combined with our strong capital position and liquidity, provides an excellent foundation for future growth.

Park Sterling is now the largest community bank headquartered in the attractive Charlotte-Gastonia-Rock Hill MSA, with a strong deposit franchise extending through the Upstate region of South Carolina and into North Georgia, and an expanding presence in the important growth markets of Raleigh and Wilmington, North Carolina, and Greenville and Charleston, South Carolina. Our asset-based lending and residential construction groups offer specialized avenues to originate attractive risk-return loans in this highly competitive environment. Further, our treasury management, wealth management and mortgage banking capabilities provide significant opportunities to diversify revenues away from traditional lending activities. We believe that together, Park Sterling’s appealing footprint, broad product capabilities, good asset quality, strong balance sheet and exceptional bankers position us for continued success.”

Fourth Quarter 2012 Financial Results

Income Statement

Three Month Results
Park Sterling reported a 105% increase in net income available to common shareholders to $1.3 million, or $0.03 per share, for the three months ended December 31, 2012 (“2012Q4”).  This compares to net income of $620,000, or $0.02 per share, for the three months ended September 30, 2012 (“2012Q3”) and a net loss of $982,000, or $0.03 per share, for the three months ended December 31, 2011 (“2011Q4”).  The increase in reported net income from the prior periods resulted primarily from increased earning assets, higher net interest margin and higher noninterest income associated with the merger with Citizens South Banking Corporation, which was completed on October 1, 2012.  Net income for 2011Q4 included two months of results from the merger with Community Capital Corporation, which was completed on November 1, 2011.

Park Sterling reported a 257% increase in adjusted net income available to common shareholders, which excludes merger related expenses and gain on sale of securities, to a record $3.5 million, or $0.08 per share, for 2012Q4.  This compares to adjusted net income of $987,000, or $0.03 per share, for 2012Q3 and of $432,000, or $0.01 per share, for 2011Q4.  There was no gain on the sale of securities in either 2012Q4 or 2011Q4. The increase in adjusted net income from the prior periods again reflects improvements associated with the merger with Citizens South, combined with continued organic growth.

Net interest income totaled $19.5 million for 2012Q4, which represented a $9.6 million, or 96%, increase from $10.0 million for 2012Q3, and an $11.7 million, or 150%, increase from $7.8 million for 2011Q4. Average earning assets increased $784.3 million, or 79%, from 2012Q3 to $1.8 billion at 2012Q4, which included a $669.2 million, or 93%, increase in average loans to $1.4 billion. Average earning assets increased $944.5 million, or 113%, from 2011Q4, which included a $765.2 million, or 123%, increase in average loans.

Net interest margin was 4.36% in 2012Q4, representing a 39 basis point improvement from 3.97% in 2012Q3 and a 66 basis point improvement from 3.70% in 2011Q4. Adjusted net interest margin, which excludes accelerated interest income, was 4.13% in 2012Q4, representing a 15 basis point improvement from 3.98% in 2012Q3 and a 43 basis point improvement from 3.70% in 2011Q4. The accelerated interest income, which totaled $1.0 million in 2012Q4 compared to a $17,000 reversal in 2012Q3, includes $921,000 of accelerated accretion from credit and interest rate marks associated with acquisition accounting adjustments for performing acquired loans, as accounted for under the contractual cash flow method of accounting, and $121,000 in other accretion adjustments. The accelerated accretion of credit and interest rate marks resulted from borrowers repaying performing acquired loans faster than required by their contractual terms and/or restructuring loans in such a way as to effectively result in a new loan under the contractual cash flow method of accounting, both of which result in the associated remaining credit and interest rate marks being fully accreted into interest income.

Provision for loan losses was $994,000 for 2012Q4, compared to $7,000 for 2012Q3 and $1.1 million for 2011Q4.  Fourth quarter 2012 results included $906,000 of provision expense associated with acquired loans, comprised of a $676,000 impairment in two of the company’s six purchase credit impaired (PCI) loan pools and a $230,000 qualitative allowance associated with performing loans acquired in the merger with Citizens South. The remaining increase in provision expense in 2012Q4 resulted from higher non-acquired loan balances. Fourth quarter 2011 results included $187,000 of provision expense associated with acquired loans, comprised of a $37,000 impairment in the company’s PCI loan pools and a $150,000 qualitative allowance associated with performing loans acquired in the merger with Community Capital.

Noninterest income was $3.8 million in 2012Q4, compared to $3.3 million in 2012Q3 and $1.4 million in 2011Q4.  Adjusted noninterest income, which excludes gain on sale of securities, increased $1.5 million, or 64%, to $3.8 million in 2012Q4, compared to $2.3 million in 2012Q3. This improvement reflects both the merger with Citizens South and continued organic growth in both the company’s mortgage banking and wealth management operations. Mortgage banking, which also benefited from the merger with Citizens South, reported a $153,000, or 23%, increase in revenues to $815,000, and wealth management reported a $28,000, or 4%, increase in revenues to $693,000.

Noninterest expenses totaled $20.3 million in 2012Q4, compared to $12.2 million in 2012Q3 and $10.0 million in 2011Q4. Adjusted noninterest expenses, which excludes merger-related expenses of $3.2 million, $1.4 million and $2.6 million, respectively, increased $6.2 million, or 58%, to $17.1 million in 2012Q4 compared to $10.8 million in 2012Q3, and increased $9.7 million, or 131%, compared to $7.4 million in 2011Q4. The increase from 2012Q3 again resulted primarily from the merger with Citizens South, while the inclusion of a full quarter of results from Community Capital and organic growth efforts also contributed to the increase from 2011Q4. Management remains comfortable in the company’s ability to achieve our targeted $10.2 million in sustainable annual cost savings from the merger with Citizens South by the end of 2013.

Twelve Month Results
Park Sterling reported net income available to common shareholders of $4.3 million, or $0.12 per share, for the twelve months ended December 31, 2012, compared to a net loss of $8.4 million, or $0.29 per share, for the twelve months ended December 31, 2011. Results for 2012 included three months of operations from the merger with Citizens South and a full year of operations from Community Capital. Results for 2011 included two months of operations from the merger with Community Capital.

The company reported adjusted net income available to common shareholders of $7.5 million, or $0.21 per share, in 2012, compared to a net loss of $5.9 million, or $0.21 per share, in 2011. Net interest income increased $31.9 million, or 165%, from 2011, primarily as a result of higher levels of average earning assets from both acquired operations and organic loan growth. Net interest margin increased 128 basis points to 4.27% in 2012 compared to 2.99% in 2011, primarily as a result of higher yielding assets from the mergers, including accretion of acquisition accounting net fair market value adjustments, and improved liability mix and pricing. Noninterest income increased $10.0 million, or 621%, to $11.6 million in 2012 from $1.6 million in 2011, driven both by acquired operations and organic growth. Adjusted noninterest income increased $8.5 million, or 537%, to $10.1 million in 2012 from $1.6 million in 2011.  Noninterest expense increased $29.3 million, or 118%, to $54.3 million in 2012 from $24.9 million in 2011, again driven both by acquired operations and organic growth. Adjusted noninterest expenses increased $27.3 million, or 129%, to $48.4 million in 2012 from $21.1 million in 2011.

Balance Sheet

Total assets increased $922 million, or 83%, to $2.0 billion at 2012Q4 compared to total assets of $1.1 billion at 2012Q3, primarily as a result of the merger with Citizens South. Cash and equivalents increased $77.7 million, or 73%, to $184.2 million.  Securities increased $61.6 million, or 32%, to $253.0 million. Total loans, which exclude loans held for sale, increased $648.6 million, or 92%, to $1.4 billion, including $101.4 million in covered loans associated with the two failed bank transactions acquired with Citizens South. Park Sterling posted $12.0 million, or 3% (13% annualized), in organic loan growth in 2012Q4.  New loan origination remains somewhat tempered as a result of aggressive competition in the market with respect to term structure and interest rates, and continued general softness in the economy.

The merger with Citizens South led to a shift in loan mix during the fourth quarter. Total consumer loans increased from 25% of total loans at 2012Q3 to 31% of total loans at 2012Q4. This shift was driven by an increase in residential mortgages from 8% to 14% of total loans. Home equity lines of credit and residential construction loans remained flat at 12% and 4% of total loans, respectively. The combination of commercial and industrial and owner-occupied real estate loans remained the largest category of loans at $418.7 million, or 31%, of total loans at 2012Q4, but declined from 33% of total loans at 2012Q3. Investor owned commercial real estate totaled $372.4 million at 2012Q4, representing 27% of total loans compared to 29% at 2012Q3. Acquisition, construction and development loans totaled $140.5 million at 2012Q4, representing 10% of total loans compared to 11% at 2012Q3.

The merger with Citizens South also led to a shift in deposit mix during the fourth quarter.  Total deposits increased $800.3 million, or 96%, to $1.6 billion at 2012Q4 compared to $831.7 million at 2012Q3. Noninterest bearing demand deposits increased $77.6 million, or 47%, to $243.5 million at 2012Q4, but declined from 20% of total deposits at 2012Q3 to 15% of total deposits at 2012Q4. Money market, NOW and savings deposits increased $417.0 million, or 122%, to $758.8 million at 2012Q4, and represented 46% of total deposits compared to 41% at 2012Q3. Non-brokered time deposits increased $326.3 million, or 170%, to $518.7 million at 2012Q4, and represented 32% of total deposits compared to 23% at 2012Q3. Finally, brokered deposits decreased $20.5 million, or 16%, to $111.0 million at 2012Q4, and represented 7% of total deposits compared to 16% at 2012Q3.

Total borrowings increased $33.0 million, or 48%, to $101.7 million at 2012Q4 compared to $68.7 million at 2012Q3, including borrowings assumed in the merger with Citizens South. Borrowings at 2012Q4 included $70.0 million in Federal Home Loan Bank borrowings, $14.7 million of acquired trust preferred securities, net of acquisition accounting fair market value adjustments, and $6.9 million of Tier 2-eligible subordinated debt.

Total shareholders’ equity increased $79.7 million, or 41%, to $275.5 million at 2012Q4 compared to $195.8 million at 2012Q3. This included $20.5 million of preferred stock issued in association with the Citizens South merger upon conversion of its preferred stock previously issued to the United States Department of the Treasury in connection with its participation in the Small Business Lending Fund. Common shareholders equity increased $59.2 million, or 30%, to $255.0 million. This increase primarily resulted from the issuance of 11,857,266 shares of Park Sterling’s common stock, valued at $58.6 million (based on the $4.94 per share closing price on the last trading day prior to consummation), as the stock component of consideration for the merger with Citizens South. The company’s ratio of tangible common equity to tangible assets remained strong, but did decrease to 11.11% at 2012Q4 from 17.31% at 2012Q3 as a result of more effectively leveraging capital through the merger. Similarly, the Tier 1 leverage ratio remained strong, but did decrease to 11.25% at 2012Q4 from 15.39% at 2012Q3.

The merger with Citizens South led to a net $5.9 million increase in core deposit intangibles and a $22.5 million increase in goodwill in 2012Q4. This represents a $7.6 million increase from earlier estimates, primarily as a result of a reduction in anticipated positive fair market value accounting adjustments associated with the two FDIC loss share agreements assumed in connection with the merger. The reduction in anticipated positive adjustments resulted from improved estimated performance in the underlying covered loan and OREO portfolios, which suggests a reduced need for loss share reimbursements over the life of the agreements.

Asset Quality

Asset quality continued to improve in the fourth quarter, reflecting stabilizing economic conditions in the company’s markets, continued management focus on problem assets and continued discipline in the origination of new loans. As a result of the merger with Citizens South, nonperforming loans increased in absolute level by $472,000, or 3%, to $17.8 million at 2012Q4, compared to $17.3 million at 2012Q3. However, nonperforming loans declined on a percentage basis over that same period to 1.31% of total loans in 2012Q4 from 2.45% in 2012Q3. Nonperforming loans totaled $20.2 million at 2011Q4 and represented 2.66% of total loans.

Similarly, nonperforming assets increased in absolute level by $12.8 million, or 42%, to $43.2 million at 2012Q4 compared to $30.4 million at 2012Q3.  However, nonperforming assets declined on a percentage basis over that same period to 2.13% of total assets in 2012Q4 from 2.74% in 2012Q3. In addition, approximately half of the dollar increase in nonperforming assets from Citizens South can be attributed to $6.7 million in covered OREO, for which the company expects certain losses to be reimbursed under the FDIC loss share agreements. Nonperforming assets totaled $36.2 million at 2011Q4 and represented 3.25% of total assets.

The company reported a net recovery of $390,000 in 2012Q4, or 0.03% of average loans (annualized), compared to net charge-offs of $231,000 in 2012Q3, or 0.13% of average loans (annualized), and net charge-offs of $789,000 in 2011Q4, or 0.51% of average loans (annualized). For the full year, the company reported net charge-offs of $1.6 million in 2012, or 0.18% of average loans, compared to net charge-offs of $11.7 million in 2011, or 6.06% of average loans.

The allowance for loan losses was $10.6 million, or 0.78% of total loans at 2012Q4, compared to $9.2 million, or 1.30% of total loans at 2012Q3 and $10.2 million, or 1.34% of total loans at 2011Q4. The increase in the absolute level of allowance in 2012Q4 from 2012Q3 primarily reflects the earlier discussed $676,000 increase related to impairments in purchase credit impaired pools and $230,000 increase in the qualitative allowance component associated with acquired performing loans. The decrease in percentage of total loans reflects the inclusion of acquired loans, for which no allowance is provided under generally accepted accounting principles. Adjusted allowance for loan losses, which includes the allowance for loan losses and acquisition accounting related net fair market value adjustments for acquired loans, represented 4.73% of total loans in 2012Q4, compared to 4.34% in 2012Q3 and 5.97% in 2011Q4.

During the first quarter of 2011, and as contemplated in the 2010 equity offering, 568,260 shares of restricted stock were issued but will not vest until the company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards vest one-third each when the share price reaches, for 30 consecutive days, $8.125, $9.10 and $10.40 per share, respectively). These performance thresholds have not yet been achieved. Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations.

* * * * * * * * * * * * *

Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (February 8, 2013).  The conference call can be accessed by dialing (877) 317-6789 and requesting the Park Sterling Corporation earnings call.  Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call.  A replay of the conference call can be accessed approximately one hour after the call by dialing (877) 344-7529 and requesting conference number 10009544.

About Park Sterling Corporation
Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina.  Park Sterling, a regional community-focused financial services company with $2 billion in assets, is the largest community bank in the Charlotte area and has 44 banking offices stretching across the Carolinas and into North Georgia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage brokerage, cash management, consumer and business finance, and wealth management. Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Financial Measures
Tangible assets, tangible common equity, tangible book value, adjusted net income (loss), adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, asset quality measures including the effects of acquisition accounting fair market value adjustments (loan marks), and related ratios and per share measures, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Financial Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements
This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management's current expectations or forecasts of future events, results and conditions, including financial and other estimates and expectations regarding the merger with Citizens South Banking Corporation; the  general business strategy of engaging in bank mergers, organic growth,  branch openings and closing, expansion or addition of product capabilities, expected footprint of the banking franchise and anticipated asset size; anticipated loan growth; changes in loan mix and deposit mix; capital and liquidity levels; net interest income, provision expense, noninterest income and noninterest expenses; credit trends and conditions, including loan losses, allowance for loan loss, charge-offs, delinquency trends and nonperforming asset levels; the amount, timing and prices of share repurchases; and other similar matters. These forward-looking statements are not guarantees of future results or performance and by their nature involve certain risks and uncertainties that are based on management’s beliefs and assumptions and on the information available to Park Sterling at the time that these disclosures were prepared. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in any of Park Sterling’s filings with the SEC: failure to realize synergies and other financial benefits from the Citizens South merger within the expected time frames; increases in expected costs or decreases in expected savings or difficulties related to integration of the merger; inability to identify and successfully negotiate and complete additional combinations with potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to adequately estimate or to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combination; the effects of negative economic conditions or a “double dip” recession, including stress in the commercial real estate markets or delay or failure of recovery in the residential real estate markets; the impact of deterioration of the United States credit standing; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying the establishment of allowances for loan losses; deterioration in the credit quality of the loan portfolio or in the value of the collateral securing those loans; deterioration in the value of securities held in the investment securities portfolio; fluctuations in the market price of the common stock,  regulatory, legal and contractual requirements, other uses of capital, the company’s financial performance, market conditions generally or modification, extension or termination of the authorization by the board of directors, in each case impacting purchases of common stock; legal and regulatory developments, including changes in the federal risk-based capital rules; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling’s financial statements; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.
###
For additional information contact:
David Gaines
Chief Financial Officer
(704) 716-2134
dave.gaines@parksterlingbank.com

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENT
THREE MONTH RESULTS
 ($ in thousands, except per share amounts)

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$20,269	$10,346	$10,416	$12,110	$8,285
Taxable investment securities	792	826	969	1,020	795
Tax-exempt investment securities	191	187	186	185	183
Nonmarketable equity securities	80	22	28	64	43
Interest on deposits at banks	79	34	28	11	29
Federal funds sold	11	16	15	8	5
Total interest income	21,422	11,431	11,642	13,398	9,340
Interest expense
Money market, NOW and savings deposits	491	339	333	326	269
Time deposits	777	632	720	821	836
Short-term borrowings	7	-	-	3	1
FHLB advances	143	149	148	161	135
Subordinated debt	472	340	341	367	286
Total interest expense	1,890	1,460	1,542	1,678	1,528
Net interest income	19,532	9,971	10,100	11,720	7,812
Provision for loan losses	994	7	899	123	1,110
Net interest income after provision	18,538	9,964	9,201	11,597	6,702
Noninterest income
Service charges on deposit accounts	879	324	299	314	241
Mortgage banking income	815	662	540	461	297
Income from wealth management activities	693	665	661	599	447
ATM and card income	664	207	223	228	163
Income from bank-owned life insurance	450	294	260	259	213
Gain on sale of securities available for sale	-	989	489	-	-
Other noninterest income	307	177	91	60	35
Total noninterest income	3,808	3,318	2,563	1,921	1,396
Noninterest expenses
Salaries and employee benefits	11,041	6,314	5,871	6,118	6,245
Occupancy and equipment	1,942	928	910	874	705
Data processing and outside service fees	1,599	784	696	1,291	460
Net cost of operation of other real estate owned	1,167	964	809	522	400
Legal and professional fees	1,077	1,181	614	318	505
Deposit charges and FDIC insurance	473	261	250	266	98
Advertising and promotion	367	144	108	161	132
Postage and supplies	360	112	124	195	171
Communication fees	319	198	196	232	119
Core deposit intangible amortization	257	102	102	102	68
Loan and collection expense	248	434	295	244	255
Other noninterest expense	1,403	781	860	647	853
Total noninterest expenses	20,253	12,203	10,835	10,970	10,011
Income (loss) before income taxes	2,093	1,079	929	2,548	(1,913)
Income tax expense (benefit)	771	459	251	825	(931)
Net income (loss)	1,322	620	678	1,723	(982)
Preferred dividends	51	-	-	-	-
Net income (loss) available to common shares	$1,271	$620	$678	$1,723	$(982)

Earnings (loss) per common share, fully diluted	$0.03	$0.02	$0.02	$0.05	$(0.03)
Weighted average diluted common shares	44,025,874	32,138,554	32,120,402	32,075,398	30,719,363

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENT
TWELVE MONTH RESULTS
($ in thousands, except per share amounts)

	December 31, 2012 (Unaudited)	December 31, 2011*
Interest income
Loans, including fees	$53,142	$21,776
Taxable investment securities	3,606	2,830
Tax-exempt investment securities	750	716
Nonmarketable equity securities	194	53
Interest on deposits at banks	153	99
Federal funds sold	49	90
Total interest income	57,894	25,564
Interest expense
Money market, NOW and savings deposits	1,488	743
Time deposits	2,951	4,011
Short-term borrowings	11	3
FHLB advances	600	557
Subordinated debt	1,520	855
Total interest expense	6,570	6,169
Net interest income	51,324	19,395
Provision for loan losses	2,023	9,385
Net interest income after provision	49,301	10,010
Noninterest income
Service charges on deposit accounts	1,814	315
Mortgage banking income	2,478	297
ATM and card income	1,322	181
Income from wealth management activities	2,619	447
Income from bank-owned life insurance	1,264	265
Gain on sale of securities available for sale	1,478	20
Other noninterest income	634	85
Total noninterest income	11,609	1,610
Noninterest expenses
Salaries and employee benefits	29,343	14,778
Occupancy and equipment	4,654	1,677
Data processing and outside service fees	4,371	807
Net cost of operation of other real estate owned	3,462	829
Legal and professional fees	3,190	2,738
Deposit charges and FDIC insurance	1,250	702
Advertising and promotion	781	372
Postage and supplies	791	315
Communication fees	945	232
Core deposit intangible amortization	564	68
Loan and collection expense	1,221	630
Other noninterest expense	3,689	1,775
Total noninterest expenses	54,261	24,923
Income (loss) before income taxes	6,649	(13,303)
Income tax expense (benefit)	2,306	(4,944)
Net income (loss)	4,343	(8,359)
Preferred dividends	51	-
Net income (loss) available to common shares	$4,292	$(8,359)

Earnings (loss) per common share, fully diluted	$0.12	$(0.29)
Weighted average diluted common shares	35,108,229	28,723,647

* Derived from audited financial statements.

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011*
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$36,798	$47,115	$15,898	$18,016	$18,426
Interest-earning balances at banks	101,431	37,256	29,795	15,567	10,115
Investment securities available-for-sale	245,571	186,802	222,221	232,464	210,146
Nonmarketable equity securities	7,422	4,599	5,470	8,510	8,510
Federal funds sold	45,995	22,165	29,455	20,085	-
Loans held for sale	14,147	6,095	5,331	8,055	6,254
Loans - Non-covered	1,255,387	708,283	712,506	727,862	759,047
Loans - Covered	101,446	-	-	-	-
Allowance for loan losses	(10,591)	(9,207)	(9,431)	(9,556)	(10,154)
Net loans	1,346,242	699,076	703,075	718,306	748,893

Premises and equipment, net	57,222	26,729	24,619	24,371	24,515
FDIC receivable for loss share agreements	20,323	-	-	-	-
Other real estate owned - non-covered	18,662	13,028	14,744	16,674	14,403
Other real estate owned - covered	6,728	-	-	-	-
Bank-owned life insurance	46,162	26,945	26,689	26,456	26,223
Deferred tax asset	41,824	29,087	29,841	30,143	31,131
Goodwill	23,114	622	622	649	428
Core deposit intangible	9,658	3,715	3,817	3,920	4,022
Other assets	11,334	6,954	7,542	7,535	10,156

Total assets	$2,032,633	$1,110,188	$1,119,119	$1,130,751	$1,113,222

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$243,495	$165,899	$158,838	$148,929	$142,652
Money market, NOW and savings	758,763	341,788	332,648	329,633	333,968
Time deposits	629,746	323,988	350,548	377,875	370,017
Total deposits	1,632,004	831,675	842,034	856,437	846,637

Short-term borrowings	10,143	1,135	1,678	852	9,765
FHLB advances	70,000	55,000	55,000	55,000	40,000
Subordinated debt	21,573	12,592	12,494	12,396	12,296
Accrued expenses and other liabilities	23,372	13,982	13,727	13,250	14,470
Total liabilities	1,757,092	914,384	924,933	937,935	923,168

Shareholders' equity:
Preferred stock	20,500	-	-	-	-
Common stock	44,576	32,707	32,707	32,644	32,644
Additional paid-in capital	220,842	173,826	173,318	172,873	172,390
Accumulated deficit	(13,575)	(14,839)	(15,459)	(16,137)	(17,860)
Accumulated other comprehensive income	3,198	4,110	3,620	3,436	2,880
Total shareholders' equity	275,541	195,804	194,186	192,816	190,054

Total liabilities and shareholders' equity	$2,032,633	$1,110,188	$1,119,119	$1,130,751	$1,113,222

Common shares issued and outstanding	44,575,853	32,706,627	32,706,627	32,643,627	32,643,627

* Derived from audited financial statements.

PARK STERLING CORPORATION
SUMMARY OF LOAN PORTFOLIO
($ in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011*
BY LOAN TYPE	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Commercial:
Commercial and industrial	$119,315	$70,155	$67,821	$72,094	$80,746
Commercial real estate - owner-occupied	299,412	161,360	161,467	166,064	169,663
Commercial real estate - investor income producing	372,375	206,808	197,368	193,641	194,460
Acquisition, construction and development	140,492	81,027	86,612	87,065	92,349
Other commercial	5,628	13,059	13,486	13,518	15,658
Total commercial loans	937,222	532,409	526,754	532,382	552,876

Consumer:
Residential mortgage	188,230	58,062	66,876	75,377	79,512
Home equity lines of credit	163,625	82,690	83,661	86,029	90,408
Residential construction	52,811	25,872	25,559	24,670	25,126
Other loans to individuals	15,554	9,839	10,119	9,635	11,496
Total consumer loans	420,220	176,463	186,215	195,711	206,542
Total loans	1,357,442	708,872	712,969	728,093	759,418
Deferred costs (fees)	(609)	(589)	(463)	(231)	(371)
Total loans, net of deferred costs (fees)	$1,356,833	$708,283	$712,506	$727,862	$759,047

BY ACQUIRED AND NON-ACQUIRED**
Acquired loans - performing	$614,574	$246,267	$262,104	$285,174	$299,682
Acquired loans - purchase credit impaired	234,352	42,823	48,045	55,843	63,818
Total acquired loans	848,926	289,090	310,149	341,017	363,500
Non-acquired loans, net of deferred costs (fees)	507,907	419,193	402,357	386,845	395,547
Total loans	$1,356,833	$708,283	$712,506	$727,862	$759,047

* Derived from audited financial statements.
** Includes loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

PARK STERLING CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTH RESULTS
($ in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$9,207	$9,431	$9,556	$10,154	$9,833
Provision for loan losses	994	7	899	123	1,110
Loans charged-off	(330)	(1,102)	(1,262)	(828)	(1,295)
Recoveries of loans charged-off	720	871	238	107	506
End of period allowance	10,591	9,207	9,431	9,556	10,154

Net charge-offs (recoveries)	$(390)	$231	$1,024	$721	$789
Net charge-offs (recoveries) to average loans (annualized)	-0.03%	0.13%	0.56%	0.39%	0.51%

PARK STERLING CORPORATION
SELECTED RATIOS
($ in thousands, except per share amounts)

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011*
	Unaudited	Unaudited	Unaudited	Unaudited
ASSET QUALITY
Nonaccrual loans	$10,374	$9,792	$16,757	$17,703	$16,256
Troubled debt restructuring	7,367	7,390	3,428	3,451	3,972
Past due 90 days plus (and still accruing)	77	164	131	698	-
Nonperforming loans	17,818	17,346	20,316	21,852	20,228
OREO	25,390	13,028	14,744	16,674	14,403
Loans held for sale (nonaccruing)	-	-	-	-	1,560
Nonperforming assets	43,208	30,374	35,060	38,526	36,191
Past due 30-59 days (and still accruing)	607	1,040	992	742	2,401
Past due 60-89 days (and still accruing)	121	561	74	764	924

Nonperforming loans to total loans	1.31%	2.45%	2.85%	3.00%	2.66%
Nonperforming assets to total assets	2.13%	2.74%	3.13%	3.41%	3.25%
Allowance to total loans	0.78%	1.30%	1.32%	1.31%	1.34%
Allowance to nonperforming loans	59.44%	53.08%	46.42%	43.73%	50.20%
Allowance to nonperforming assets	24.51%	30.31%	26.90%	24.80%	28.06%
Past due 30-89 days (accruing) to total loans	0.05%	0.23%	0.15%	0.21%	0.44%
Net charge-offs (recoveries) to average loans (annualized)	-0.03%	0.13%	0.56%	0.39%	0.51%

CAPITAL
Book value per common share	$5.79	$6.09	$6.04	$6.01	$5.93
Tangible book value per common share**	$5.05	$5.96	$5.90	$5.87	$5.79
Common shares outstanding	44,575,853	32,706,627	32,706,627	32,643,627	32,643,627
Dilutive common shares outstanding	44,025,874	32,138,554	32,138,402	32,075,398	32,075,367

Tier 1 capital	$219,060	$165,345	$162,167	$161,337	$160,122
Tier 2 capital	17,611	16,103	16,326	16,451	17,049
Total risk based capital	236,671	181,447	178,494	177,788	177,171
Risk weighted assets	1,452,229	774,035	769,382	786,703	819,762
Average assets for leverage ratio	1,947,156	1,074,410	1,087,079	1,092,468	901,067

Tier 1 ratio	15.08%	21.36%	21.08%	20.51%	19.53%
Total risk based capital ratio	16.30%	23.44%	23.20%	22.60%	21.61%
Tier 1 leverage ratio	11.25%	15.39%	14.92%	14.77%	17.77%
Tangible common equity to tangible assets**	11.11%	17.31%	17.02%	16.72%	16.74%

LIQUIDITY
Net loans to total deposits	82.49%	84.06%	83.50%	83.87%	88.46%
Reliance on wholesale funding	12.27%	22.24%	23.02%	23.98%	20.38%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.25%	0.22%	0.24%	0.61%	-0.42%
Return on Average Common Equity	1.96%	1.26%	1.40%	3.60%	-2.11%
Net interest margin (non-tax equivalent)	4.36%	3.97%	4.01%	4.65%	3.70%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	0.32%	n/a	n/a	n/a	-1.20%
Return on Average Equity	1.99%	n/a	n/a	n/a	-4.69%
Net interest margin (non-tax equivalent)	4.27%	n/a	n/a	n/a	2.99%

* Balance sheet information derived from audited financial statements. Income statement information unaudited.
** Non-GAAP financial measure

Non-GAAP Financial Measures
Tangible assets, tangible common equity, tangible book value, adjusted net income (loss), adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, and adjusted allowance for loan losses, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. Management uses (i) tangible assets, tangible common equity and tangible book value (which exclude goodwill and other intangibles from equity and assets), and related ratios, to evaluate the adequacy of shareholders’ equity and to facilitate comparisons with peers; (ii) adjusted allowance for loan losses (which includes net FMV adjustements related to acquired loans) to evaluate both its asset quality and asset quality trends, and to facilitate comparisons with peers; and (iii) adjusted net income (loss), adjusted noninterest income and adjusted noninterest expenses (which exclude merger-related expenses and gain on sale of securities, as applicable), and adjusted net interest margin (which excludes accelerated mark accretion) to evaluate core earnings (loss) and to facilitate comparisons with peers.

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results unless otherwise stated)

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted net income
Pretax income (loss) (as reported)	$2,093	$1,079	$929	$2,548	$(1,913)
Plus: merger-related expenses	3,167	1,364	434	930	2,609
Less: gain on sale of securities	-	(989)	(489)	-	-
Pretax income (loss)	5,260	1,454	874	3,478	696
Tax expense (benefit)	1,691	467	281	1,118	264
Adjusted net income	$3,569	$987	$593	$2,360	$432
Preferred dividends	51	-	-	-	-
Adjusted net income available to common shareholders	$3,518	$987	$593	$2,360	$432

Adjusted net income available to common shareholders per share	$0.08	$0.03	$0.02	$0.07	$0.01
Divided by: weighted average diluted shares	44,025,874	32,138,554	32,120,402	32,075,398	30,719,363
Estimated tax rate	32.15%	32.15%	32.15%	32.15%	37.90%

Adjusted net income (loss) (twelve months)
Pretax income (loss) (as reported)	$6,649				$(13,303)
Plus: merger-related expenses	5,895				3,813
Less: gain on sale of securities	(1,478)				(20)
Pretax income (loss)	11,066				(9,510)
Tax expense (benefit)	3,558				(3,604)
Adjusted net income (loss)	$7,508				$(5,906)
Preferred dividends	51				-
Adjusted net income (loss) available to common shareholders	$7,457				$(5,906)

Adjusted net income (loss) available to common shareholders per share	$0.21				$(0.21)
Divided by: weighted average diluted shares	35,108,229				28,723,647
Estimated tax rate	32.15%				37.90%

Adjusted net interest margin
Net interest income (as reported)	$19,532	$9,971	$10,099	$11,719	$7,813
Less: accelerated mark accretion	(1,042)	17	(277)	(1,469)	-
Adjusted net interest income	18,490	9,988	9,822	10,250	7,813
Divided by: average earning assets	1,782,922	998,669	1,012,570	1,013,668	838,436
Mutliplied by: annualization factor	3.98	3.98	4.02	4.02	3.97
Adjusted net interest margin	4.13%	3.98%	3.90%	4.07%	3.70%

Adjusted noninterest income
Noninterest income (as reported)	$3,808	$3,318	$2,563	$1,921	$1,396
Less: gain on sale of securities	-	(989)	(489)	-	-
Adjusted noninterest income	$3,808	$2,329	$2,074	$1,921	$1,396

Adjusted noninterest income (twelve months)
Noninterest income (as reported)	$11,609				$1,610
Less: gain on sale of securities	(1,478)				(20)
Adjusted noninterest income	$10,131				$1,590

Adjusted noninterest expense
Noninterest expense (as reported)	$20,253	$12,203	$10,835	$10,970	$10,011
Less: merger-related expenses	(3,167)	(1,364)	(434)	(930)	(2,609)
Adjusted noninterest expense	17,086	10,839	10,401	10,040	7,402

Adjusted noninterest expense (twelve months)
Noninterest expense (as reported)	$54,261				$24,923
Less: merger-related expenses	(5,895)				(3,813)
Adjusted noninterest expense	48,366				21,110

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results unless otherwise stated)

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible common equity to tangible assets
Total assets	$2,032,633	$1,110,188	$1,119,119	$1,130,751	$1,113,222
Less: intangible assets	(32,772)	(4,337)	(4,439)	(4,569)	(4,450)
Tangible assets	$1,999,861	$1,105,851	$1,114,680	$1,126,182	$1,108,772

Total common equity	$255,041	$195,804	$194,186	$192,816	$190,054
Less: intangible assets	(32,772)	(4,337)	(4,439)	(4,569)	(4,450)
Tangible common equity	$222,269	$191,467	$189,747	$188,247	$185,604

Tangible common equity	$222,269	$191,467	$189,747	$188,247	$185,604
Divided by: tangible assets	$1,999,861	$1,105,851	$1,114,680	$1,126,182	$1,108,772
Tangible common equity to tangible assets	11.11%	17.31%	17.02%	16.72%	16.74%

Tangible book value per share
Issued and outstanding shares	44,575,853	32,706,627	32,706,627	32,643,627	32,643,627
Add: dilutive stock options	19,640	187	35	31	-
Less: nondilutive restricted awards	(568,260)	(568,260)	(568,260)	(568,260)	(568,260)
Period end dilutive shares	44,027,233	32,138,554	32,138,402	32,075,398	32,075,367

Tangible common equity	$222,269	$191,467	$189,747	$188,247	$185,604
Divided by: period end dilutive shares	44,027,233	32,138,554	32,138,402	32,075,398	32,075,367
Tangible common book value per share	$5.05	$5.96	$5.90	$5.87	$5.79

Adjusted allowance for loan losses
Allowance for loan losses	$10,591	$9,207	$9,431	$9,556	$10,154
Plus: acquisition accounting net FMV adjustments to acquired loans	53,593	21,512	24,264	31,957	35,146
Adjusted allowance for loan losses	$64,184	$30,719	$33,695	$41,513	$45,300
Divided by: total loans (excluding LHFS)	$1,356,833	$708,283	$712,506	$727,862	$759,047
Adjusted allowance for loan losses to total loans	4.73%	4.34%	4.73%	5.70%	5.97%